Exhibit 3.1

ROSS MILLER Secretary of State 201 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775)684-5708 Website: www.nvsos.gov STATE OF NEVADA SEAL  *090201*  Certificate of Amendment (Pursuant TO NRS 78.385 AND 78.390) Filed in the office of Ross Miller /s/ Ross Miller Secretary of State State of Nevada Document Number 20110165890-93 Filing Date and Time 03/04/2011 8:30 AM Entity Number C17388-1997 USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 amd 78.390 - After Issuance of Stock) 1. Name of corporation: SIBERIAN ENERGY GROUP INC. 2. The articles have been amended as follows: (provide article numbers, if available) ARTICLE FOURTH OF THE ARTICLES OF INCORPORATION ARE AMENDED AS SET FORTH ON THE ATTACHED. 3. The vote b y which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the votinig power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in foavor of the amendment is: 57.5%  4. Effective date of filing (optional)(must not be later than 90 days after the certificate is filed) 5. Signature: (required) XSignature of Officer /s/D.J. *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or rewtrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.  This form must be accompanied by appropriate fees. Nevada Secretary of State Amend Profit-After Revised: 3-6-09

The capitalization of the Corporation is amended to reflect a 1:70 reverse stock split, and to re-authorize 100,000,000 shares of common stock, par value $0.001 per share and to authorize 10,000,000 shares of preferred stock, par value $0.001 par value per share, and as a result, the fourth article shall read as follows:

“FOURTH: Following a 1:70 reverse stock split which shall be effective as of the effective date set forth on Section 4 of this Certificate of Amendment (or in the absence of such date, on the date such Amendment is filed with the Secretary of State of Nevada), the total number of shares of stock which the Corporation is authorized to issue is One Hundred and Ten Million (110,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share ("Common Stock") and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share ("Preferred Stock").  No shareholder of the Corporation shall hold less than 100 shares of the Corporation’s Common Stock immediately following the reverse stock split and as such, the aggregate number of shares held by any individual shareholder of the Corporation who would hold less than 100 shares of Common Stock following the reverse stock split shall have such shareholder’s aggregate shares of Common Stock rounded up to 100 shares of Common Stock.

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof.

Preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.”